EXHIBIT 5.1





                                  June 23, 2000

Pawnbroker.com, Inc.
85 Keystone, Suite F
Reno, Nevada  89503

         Re:  Pawnbroker.com, Inc.

Ladies and Gentlemen:

     We are delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Pawnbroker.com, Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 8,000,000 shares of its common stock ("Shares") issuable upon the exercise of options granted to certain employees, officers, directors, consultants and service providers to the Company, of which (i) 2,976,665 Shares are issuable upon the exercise of outstanding options granted pursuant to the Company's 1999 Stock Option Plan (the "Plan") by participants in the Plan (the "Participants"); and (ii) 5,023,335 Shares that are not yet subject to outstanding options granted under the Plan to Participants.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action
(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company. We have also assumed that the Shares will be sold in accordance with the terms and conditions set forth in the Participants' stock option agreements, as established by the authorizing resolutions adopted by the Companys' Board of Directors in accordance with such resolutions.


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Pawnbroker.com, Inc.
June 23, 2000
Page 2



     Based on the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor pursuant to the terms of the Plan will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                                        Sincerely,


                                        /s/ Dorsey & Whitney LLP